                    "CONFIDENTIAL TREATMENT REQUESTED"             EXHIBIT 10.49

                            ASSET PURCHASE AGREEMENT


         This Agreement (the "Agreement"), dated as of November 17, 1999, by and between Ortho-McNeil Pharmaceutical, Inc., a Delaware corporation, U.S. Route 202, Raritan, NJ 08869 ("Buyer"), and Cygnus, Inc., a Delaware corporation, having its principal place of business at 400 Penobscot Drive, Redwood City, CA 94063 ("Seller").

                                    RECITALS

         WHEREAS, Seller owns certain assets that it uses in the conduct of the Business (as defined below); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.


         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "ACT" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended.

                  "AFFILIATE" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "ANCILLARY AGREEMENTS" shall mean the Transition Agreement, the Indemnity Escrow Agreement, the LTS Escrow Agreement and the Sanofi Side Letter.

                  "ASSETS" shall mean all of Seller's right, title and interest in and to the business, properties, contracts, claims, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Business, including those Assets set forth on Schedule 1.19(a) hereto, including, without limitation, all of Seller's right, title and interest in the following:

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                  (a)      all Products and the rights to manufacture, market
distribute and sell such Products;

                  (b)      the Assumed Contracts;

                  (c)      all Inventory;

                  (d)      all Books and Records;

                  (e)      all Proprietary Rights;

                  (f)      to the extent transferable, all Permits;

                  (g)      all Fixtures and Equipment;

                  (h) all available sales and promotional literature, customer, vendor, supplier and distributor lists and purchasing records related to the Business; and

                  (i) to the extent transferable or assignable, all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or otherwise affecting the Assets.

                  "ASSUMED CONTRACTS" shall mean the Contracts listed on EXHIBIT A.

                  "ASSUMED LIABILITIES" shall mean the obligations and liabilities assumed by Buyer pursuant to Section 2.2.

                  "[CONFIDENTIAL TREATMENT REQUESTED] MILESTONE" shall mean the achievement of successful [CONFIDENTIAL TREATMENT REQUESTED]
[CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED].

                  "BOOKS AND RECORDS" shall mean the following to the extent pertaining to the Business or the Assets: (a) all records and lists of Seller,
(b) all product and business plans of Seller, (c) all books, ledgers, files, accounts, reports, correspondence, plans, drawings and operating records of every kind maintained by Seller and (d) all drug master files and other regulatory files; PROVIDED that Buyer shall enter into a confidentiality agreement with Seller substantially in the form attached hereto as EXHIBIT B with respect to the information contained therein; and, PROVIDED FURTHER, that Seller may redact any information contained in such Books and Records that relate to the Excluded Business and do not relate to the Business or Assets.

                  "BUSINESS" shall mean the drug delivery business of Seller as described more fully on EXHIBIT C, but shall not include the Excluded Business.

                  "BUYER'S NDA" shall mean an NDA filed by Buyer with respect to [CONFIDENTIAL TREATMENT REQUESTED].

                  "BUYER'S NDA APPROVAL" shall occur upon the approval by the FDA of Buyer's NDA.

                  "BUYER'S NDA SUBMISSION" shall occur upon the submission to the FDA of Buyer's NDA.

                  "BUYER'S REPRESENTATIVE" shall mean the person designated by Buyer in writing to Seller as such.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                   "CONTRACT" shall mean any agreement, contract, contract right, lease, purchase order, note, loan, evidence of indebtedness, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is legally bound and which relates to the Business or the Assets, whether oral or written.

                  "DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by Seller to Buyer and initialed by the parties as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

                  "EMPLOYEE BENEFIT PLAN" shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or fringe benefit plan or program.

                  "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in ERISA Sec. 3(2).

                  "EMPLOYEE WELFARE BENEFIT PLAN" shall have the meaning set forth in ERISA Sec. 3(l).

                  "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder, or any applicable indemnity agreements or other contractual obligations, in each case as has been or may be amended from time to time) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or chemical, industrial, hazardous, or toxic materials or wastes.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" shall have the meaning set forth in Section
2.4.

                   "ESCROW AMOUNT" shall mean all amounts to be deposited with the Escrow Agent pursuant to Section 2.4 (whether for purposes of the Indemnity Escrow Agreement or the LTS Escrow Agreement).

                    "EVRA" shall mean the contraceptive transdermal product which is the subject of the Existing Supply Agreement.

                  "EXCLUDED ASSETS" notwithstanding any other provision of this Agreement, shall mean all the assets of Seller other than the Assets, including without limitation, (a) those related to the [CONFIDENTIAL TREATMENT REQUESTED] Agreements, (b) certain liabilities and obligations defined under the Sanofi Side Letter, (c) the Non-Transferable Permits (as defined hereinafter), (d) the assets set forth on Schedule 4.5(a), and (e) cash, cash equivalents, accounts receivable, short-term investments, prepaid expenses and deposits.

                  "EXCLUDED BUSINESS" shall mean the business conducted by Seller other than the Business, including without limitation, as relates to the [CONFIDENTIAL TREATMENT REQUESTED] Agreements and certain liabilities and obligations defined under the Sanofi Side Letter, as described more fully on
Schedule 1.1(b) hereto.

                  "EXISTING SUPPLY AGREEMENT" shall mean the existing Product, Development and Supply Agreement, dated as of June 8, 1994, by and between Seller and Buyer, and all amendments thereto.

                  "FDA" shall mean the United States Food and Drug
Administration.

                  "FIXTURES AND EQUIPMENT" shall mean all of the fixtures, machinery, tooling, equipment, molds and dyes and other tangible personal property owned by Seller and used in connection with the Business (other than those described on Schedules 1.1(a) and 4.5(a) hereto), as described more fully on Schedule 1.1(c) hereto.

                  "HAZARDOUS SUBSTANCE" shall mean any pollutants, contaminants, waste, or any substance or material listed, defined, designated or classified as hazardous or toxic or otherwise regulated under any Environmental Law.

                  "INDEMNITY ESCROW AGREEMENT" shall mean the Indemnity Escrow Agreement by and between Seller, Buyer and Escrow Agent, in substantially the form attached hereto as EXHIBIT D.

                  "INVENTORY" shall mean each item of inventory and the materials set forth on Schedule 1.1(d) hereto.

                  "KNOWLEDGE" shall mean actual knowledge after reasonable investigation.

                  "LTS" shall mean LTS Lohmann Therapy Systems Corp.

                  "LTS ESCROW AGREEMENT" shall mean the Escrow Agreement by and between Seller, Buyer and Escrow Agent, in substantially the form attached hereto as EXHIBIT E.

                   "LTS SUPPLY AGREEMENT" shall mean the Supply Agreement dated as of September 30, 1999 by and between Seller and LTS, as amended by Amendment No. 1 thereto, together with the Side Letter between the parties of even date therewith.

                  "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" shall mean with respect to the Business or the Assets any material adverse effect on or change in the condition (financial or other), business, results of operations, assets, liabilities or operations of the Business and/or the Assets or the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "material adverse effect" or "material adverse change."

                  "MULTIEMPLOYER PLAN" shall have the meaning set forth in ERISA Sec. 3(37).

                  "NDA" shall mean any new drug application and all supplements thereto filed with the FDA including all documents, data, and other information concerning any Product as more fully defined in 21 CFR Sec. 314.50, et. seq.

                   "[CONFIDENTIAL TREATMENT REQUESTED] AGREEMENTS" shall mean each of (i) the Nicotine Agreement, dated May 21, 1998, between [CONFIDENTIAL TREATMENT REQUESTED] Limited ("[CONFIDENTIAL TREATMENT REQUESTED]") and Seller (as amended by Amendment No.1 to Nicotine Agreement, dated August 21, 1998), and (ii) the Agreement, dated February 4, 1999, between Seller and [CONFIDENTIAL TREATMENT REQUESTED] (as amended by Letter Agreement Amendment, dated February 4, 1999), and any other amendment(s) thereto.

                   "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental agency or authority, whether foreign, federal, state or local, or any other person, necessary for the conduct of, or relating to the operation of the Business.

                  [CONFIDENTIAL TREATMENT REQUESTED] shall mean the [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED].

                  "PRODUCTS" shall mean the products listed on EXHIBIT F attached hereto.


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                  "PROPRIETARY RIGHTS" shall have the meaning set forth in
Section 4.16(a).

                   "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative of the respective party.

                   "SANOFI AGREEMENTS" shall mean, collectively, (a) the Amended August 29, 1986 Agreement dated May 30, 1988 by and between Seller and Sanofi, S.A., a French corporation ("Sanofi"), as amended by Amendments dated as of May 4, 1990 and August 31, 1990 and as may have been amended otherwise from time to time, and (b) the Final Award of the International Chamber of Commerce dated December 11, 1997 (ICC No. 8309/HV/AMW).

                  "SANOFI SIDE LETTER" shall mean the Letter Agreement by and between Seller and Buyer, in substantially the form attached hereto as EXHIBIT G.

                  "SNDA" shall mean the supplemental new drug application for [CONFIDENTIAL TREATMENT REQUESTED] produced by [CONFIDENTIAL TREATMENT REQUESTED]that supplements the NDA submitted using [CONFIDENTIAL TREATMENT REQUESTED] produced by Seller.

                  "SNDA APPROVAL" shall occur upon the approval by the FDA of the SNDA.

                  "SNDA SUBMISSION" shall occur upon the submission by Buyer to the FDA of the SNDA.

                   "SUBSIDIARY" shall mean (a) any corporation in an unbroken chain of corporations beginning with a party if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which a party is a general partner, or (c) any partnership in which a party possesses a 50% or greater interest in the total capital or total income of such partnership.

                  "TAX" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "TAX RETURN" shall mean any return, declaration, report, notice, form, statement or other information required to be supplied to a taxing authority in connection with any Tax, including any schedule or attachment thereto, and including any amendment thereof.

                  "TRANSITION AGREEMENT" shall mean the Agreement by and between Seller and Buyer, substantially in the form of EXHIBIT H attached hereto.


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                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

                  2.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, the Assets.

                  2.2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume all obligations and liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing under the Assumed Contracts or with respect to the operation by Buyer of the Business after the Closing ("Assumed Liabilities"); PROVIDED, HOWEVER, that Buyer shall not assume or have any liability with respect to any obligation or liability in connection with any such Assumed Contract or with respect to the operation of the Business, in each case occurring on or prior to the Closing.

                  2.3 EXCLUDED LIABILITIES. Except as otherwise expressly provided for in this Agreement, Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown whether arising out of occurrences prior to, at or after the Closing ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

                  (a) any liability or obligation to or in respect of any employees or former employees of Seller including, without limitation, (i) any employment agreement, whether or not written, between Seller and any person,
(ii) any liability under any Employee Benefit Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan, (iii) any obligation for those employees of Seller on long-term and short-term disability at the Closing and (iv) any claim of an unfair labor practice, or any claim under any group insurance or under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing or is based on acts or omissions which occurred on or prior to the Closing;

                  (b) any liability or obligation of Seller in respect of any Tax;

                  (c) any liability or obligation arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, product liability, enterprise liability or any other legal or equitable theory arising from defects or alleged defects in products manufactured and/or sold by or on behalf of Seller or any other person or entity or from actions or inactions prior to Closing under or resulting from any Environmental, Health and Safety Law or resulting from any Hazardous Substance;

                  (d) any liability or obligation of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

                  (e) any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement;

                  (f) any expenses of Seller incurred in connection with the transactions contemplated by this Agreement; and

                  (g) any liability or obligation related to the Excluded Assets or any other Contract other than Assumed Contracts.

                  2.4 PURCHASE PRICE. (a) INITIAL PAYMENT. As partial consideration of the sale, assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered pursuant to this Agreement and for Seller's agreement not to compete as set forth in Section 6.8, Buyer shall upon Closing, pay to Seller the aggregate amount (the "Initial Payment") of Twenty Million Dollars ($20,000,000) by wire transfer of immediately available funds to an account designated by Seller pursuant to Section 11.3.

                  (b) ADDITIONAL CONTINGENT PAYMENTS. As partial additional consideration of the sale, assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered pursuant to this Agreement, Buyer shall disburse the additional amounts (the "Additional Payments") as follows:

                  (i) in the event [CONFIDENTIAL TREATMENT REQUESTED] occurs:

                  (x) on or prior to [CONFIDENTIAL TREATMENT REQUESTED], Buyer shall (1) pay to Seller, within five (5) business days after the occurrence of [CONFIDENTIAL TREATMENT REQUESTED], the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED], (2) deposit with the Escrow Agent, within five (5) business days after the occurrence of [CONFIDENTIAL TREATMENT REQUESTED], the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] to be held in escrow pursuant to the LTS Escrow Agreement, and
                  (3) deposit, within five (5) business days after the occurrence of [CONFIDENTIAL TREATMENT REQUESTED], the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] with the Escrow Agent, to be held in escrow pursuant to the Indemnity Escrow Agreement, such amount to be used to satisfy any indemnification claim made by Buyer against Seller pursuant to Section 10.3 hereof; or

                  (y) after [CONFIDENTIAL TREATMENT REQUESTED], (1) Buyer shall
                  (A) deposit, within five (5) business days after the occurrence of [CONFIDENTIAL TREATMENT REQUESTED], the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] with the Escrow Agent, to be held in escrow pursuant to the Indemnity Escrow Agreement, such amount to be used to satisfy any indemnification claim made by Buyer against Seller pursuant to Section 10.3 hereof, (B) deposit with the Escrow Agent, within five (5) business days after the occurrence

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                  of [CONFIDENTIAL TREATMENT REQUESTED], the aggregate amount of
                  [CONFIDENTIAL TREATMENT REQUESTED] to be held in escrow pursuant to the LTS Escrow Agreement; and, (2) Seller shall deposit, within five (5) business days after the occurrence of [CONFIDENTIAL TREATMENT REQUESTED], the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] with the Escrow Agent, to be held in escrow pursuant to the Indemnity Escrow Agreement, such amount to be used to satisfy any indemnification claim made by Buyer against Seller pursuant to Section 10.3 hereof;

                  (ii) upon the occurrence of the [CONFIDENTIAL TREATMENT REQUESTED] Milestone, Buyer shall (x) pay to Seller, within five (5) business days after the occurrence thereof, the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] and (y) deposit, within five (5) business days after the occurrence thereof, the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] with the Escrow Agent, to be held in escrow pursuant to the LTS Escrow Agreement; PROVIDED, that in the event that all data necessary to make the determination with respect to the [CONFIDENTIAL TREATMENT REQUESTED] Milestone is not available to Buyer on or prior to [CONFIDENTIAL TREATMENT REQUESTED], then the aggregate payments (and deposits) set forth in this subsection (ii) shall be reduced at a rate of [CONFIDENTIAL TREATMENT REQUESTED] per month upon the last day of each successive month until such data is available to Buyer or no payment amount remains; and, PROVIDED FURTHER, that such reduction shall be made first from the payments to Seller pursuant to subsection (ii)(x) and then from the amounts deposited to Escrow Agent pursuant to subsection (ii)(y);

                  (iii) Buyer shall pay to Seller the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] upon the first to occur of
                  (1) [CONFIDENTIAL TREATMENT REQUESTED], and (2) Buyer [CONFIDENTIAL TREATMENT REQUESTED]; PROVIDED, in either case, such [CONFIDENTIAL TREATMENT REQUESTED] occurs on or prior to [CONFIDENTIAL TREATMENT REQUESTED] (the "[CONFIDENTIAL TREATMENT REQUESTED]"); and

                  (iv) Buyer shall pay to Seller the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] upon the first to occur of
                  (1) [CONFIDENTIAL TREATMENT REQUESTED], and (2) Buyer [CONFIDENTIAL TREATMENT REQUESTED]; PROVIDED, in either case, such [CONFIDENTIAL TREATMENT REQUESTED] occurs on or prior to [CONFIDENTIAL TREATMENT REQUESTED] (the "[CONFIDENTIAL TREATMENT REQUESTED]");

                  PROVIDED, HOWEVER, that in the event [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED] with respect to [CONFIDENTIAL TREATMENT REQUESTED] is not obtained from the FDA ("[CONFIDENTIAL TREATMENT REQUESTED]") on or prior to [CONFIDENTIAL TREATMENT REQUESTED] for any reason other than as a result of an act or omission on the part of Seller (which shall include, without limitation, any failure, defect or omission in (1) the [CONFIDENTIAL TREATMENT REQUESTED] references of such [CONFIDENTIAL TREATMENT REQUESTED] which were prepared by Seller prior to the Closing, or (2) the [CONFIDENTIAL TREATMENT REQUESTED] section of such [CONFIDENTIAL TREATMENT REQUESTED]), then (x) the [CONFIDENTIAL TREATMENT REQUESTED] shall be extended for a period of time equal to the number of days past [CONFIDENTIAL TREATMENT REQUESTED] that [CONFIDENTIAL TREATMENT REQUESTED] is obtained, PROVIDED that in no event shall the [CONFIDENTIAL TREATMENT REQUESTED] be extended beyond [CONFIDENTIAL TREATMENT REQUESTED], and (y) the [CONFIDENTIAL TREATMENT REQUESTED] shall be extended until the date which is [CONFIDENTIAL TREATMENT REQUESTED] year from the [CONFIDENTIAL TREATMENT REQUESTED]; and

                  PROVIDED FURTHER, that in the event Buyer discontinues [CONFIDENTIAL TREATMENT REQUESTED] with respect to Seller's [CONFIDENTIAL TREATMENT REQUESTED] product (aa) on or prior to [CONFIDENTIAL TREATMENT REQUESTED], then the payments provided for pursuant to subsection 2.4(b)(i)(x) above shall become due upon such discontinuance, and (bb) after [CONFIDENTIAL TREATMENT REQUESTED], then the payments provided for pursuant to subsection 2.4(b)(i)(y) above shall become due upon such discontinuance.

                  2.5 ALLOCATION. The parties agree to allocate the purchase price among the Assets and for Seller's agreement not to compete for all purposes (including financial accounting and tax purposes) in accordance with the schedule to be provided by Buyer.

                  2.6 RIGHT OF SETOFF. Seller agrees that to the extent any amount payable by Seller to Buyer pursuant to the indemnification obligation set forth in Section 10.3 is in excess of the Escrow Amount, Buyer shall have the right, after notification to Seller, to set off such amount from the Additional Payments to be made, if any, pursuant to Section 2.4(b) above; PROVIDED, that such right of set off shall be in addition to, and shall not in anyway limit, Buyer's other remedies available under common law, statute, principals of equity or otherwise.

                  2.7 ACKNOWLEDGEMENT OF CONTINGENCIES. The parties acknowledge that Seller has entered into this Agreement with the anticipation of receiving the Additional Payments set forth in Section 2.4(b) above and agree that such Additional Payments are contingent upon satisfaction of conditions provided for in Section 2.4(b) which may not be satisfied and, as a result, some or all of such payments may not become obligations of Buyer and may therefore never be paid. Furthermore, Seller acknowledges that the Initial Payment, deposit into escrow of the Escrow Amount, and the possibility of receiving such Additional Payments in accordance with the terms set forth in Section 2.4, constitute sufficient consideration for entering into this Agreement. Neither party has made a representation or warranty to the other that any such conditions will be satisfied. Accordingly, in the event such conditions to any payments are not satisfied, no party shall have any recourse against the other hereunder unless there is an independent breach of this Agreement. The parties acknowledge and agree that Buyer has only the obligations with respect to the Additional Payments expressly provided in Section 2.4 and in the event Buyer determines (which determination shall be made after consultation with Seller) that Buyer will postpone or not continue the efforts to achieve [CONFIDENTIAL TREATMENT REQUESTED] or to make the [CONFIDENTIAL TREATMENT REQUESTED] or Buyer's [CONFIDENTIAL TREATMENT REQUESTED] or obtain [CONFIDENTIAL TREATMENT REQUESTED] or Buyer's [CONFIDENTIAL

TREATMENT REQUESTED], it will have no further liability or obligation to make the Additional Payments; PROVIDED, that Buyer's determination is made in the exercise of its business judgment and not made arbitrarily to avoid such payments. Buyer shall be under no obligation to use its reasonable or best efforts or any other standard of diligence with respect to satisfying the conditions to any payment hereunder. Seller hereby acknowledges and agrees that in no event shall it have incurred at any point in time, nor shall it seek from Buyer, any damages in an amount in excess of the amounts owed and not as of such time paid by Buyer pursuant to Section 2.4 above and that the amount of the payments under Section 2.4 above shall be deemed the maximum damages which Seller could conceivably incur with respect to any breach hereunder or as a result of any act or omission of Buyer.

                  2.8 CLOSING COSTS: TRANSFER TAXES AND FEES. All applicable sales, value added, transfer, documentary, use, filing and other taxes and fees (other than income taxes) that may be levied on the sale, assignment, transfer or delivery of the Assets or otherwise hereunder, whether levied on Seller or Buyer, shall be borne by Seller. Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales or transfer taxes and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns or other documentation. Buyer shall pay all costs of applying for new Permits, PROVIDED that Seller shall pay all costs associated with obtaining the transfer of existing Permits which may be lawfully transferred. As required by statute, Buyer shall be responsible for paying any filing fees required to be paid by Buyer under the HSR Act (as defined hereinafter).


                                   ARTICLE III

                                     CLOSING

                  3.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the place agreed to by the parties, commencing at 10:00 a.m. local time on the date which is five (5) business days following the satisfaction or waiver of all conditions to the obligations of each of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective party shall take at the Closing itself) or such other date as the parties may mutually determine (the "CLOSING DATE").

                  3.2       CONVEYANCES AT CLOSING.

                  (a) INSTRUMENTS AND POSSESSION. Seller will, at the Closing, execute and deliver to Buyer:

                  (i) one or more bills of sale, substantially in the form of the Bill of Sale attached hereto as EXHIBIT I, conveying in the aggregate all of Seller's owned personal property included in the Assets;

                  (ii) assignments of all rights under the Assumed Contracts, substantially in the form of the Assignment and Assumption attached hereto as EXHIBIT J (the "Assignment and Assumption");

                  (iii) Assignments of Patents and Trademarks and other Proprietary Rights, each substantially in the form attached hereto as EXHIBIT K, in recordable form to the extent necessary to assign such rights;

                  (iv) copies of manuals, dockets, plans, specifications, drawings, lists and other tangible embodiments of know-how relating to the Business and such other copies as specified herein; and

                  (v) such other instruments of sale, transfer, conveyance and assignment as shall reasonably be requested by Buyer.

                  (b) ASSUMPTION DOCUMENT. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Seller an instrument of assumption substantially in the form of the Assignment and Assumption, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

                  (c) FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such document shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

                  (d) CERTIFICATES; AGREEMENTS. Buyer and Seller shall deliver the certificates, agreements and other matters described in Articles VII and VIII.

                  (e) CONSENTS. Seller shall deliver all Permits and any consents listed on Schedule 4.7.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true, complete and correct:

                  4.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2 SUBSIDIARIES. Seller does not have any Subsidiaries that are used in the conduct of the Business or that own any of the Assets. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity relating to the Business.

                  4.3 AUTHORIZATION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller has all requisite power and authority, and has taken all corporate action necessary, to own, lease and operate the Assets, and to conduct the Business as it is presently being conducted.

                  4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1999, Seller has operated the Business in the ordinary course consistent with past practice and since that date there has not been any material adverse change with respect to the Business or the Assets. Without limiting the generality of the foregoing, since September 30, 1999, there has not been any:

                  (a) damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the Business, except as set forth on Schedule 4.4(a);

                  (b) amendment, cancellation or termination of any material Contract, commitment, agreement, transaction or Permit relating to the Assets or the Business or entry into any Contract, commitment, agreement, transaction or Permit (other than as provided for under the terms hereof) relating to the Assets or the Business which is not in the ordinary course of the Business, including, without limitation, any employment or consulting agreements;

                  (c) mortgage, pledge or other encumbrance of any Assets, except purchase money mortgages arising in the ordinary course of the Business;

                  (d) sale, assignment, lease or transfer of any of the Assets, other than for fair consideration and in the ordinary course of the Business;

                  (e) in connection with Business, incurrence by Seller of liabilities, except liabilities incurred in the ordinary course of the Business and consistent with Seller's past practice;

                  (f) disposition or lapsing of any Registered or Pending Proprietary Rights (as defined in Section 4.16) or any licenses, sublicenses, disposition or disclosure to any person of any Proprietary Rights not theretofore a matter of public knowledge; or

                  (g) any agreement by Seller to do any of the things described in the preceding clauses (a) through (f) other than as expressly provided for herein.

                  4.5 ASSETS. (a) Seller will obtain and transfer at the Closing valid title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire valid title to all of the Assets, free and clear of any Encumbrances or restrictions on transfer. The tangible Assets are free from defects (latent and patent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (ordinary wear and tear excluded), and ready and useable for the operations as contemplated.

                  (b) Except for (i) inventories sold, some obsolete assets not necessary for the conduct of the Business, and properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business and consistent with past practice and (ii) the Excluded Assets, the Assets, taken as a whole, constitute all of the properties and assets relating to or used or held for use in connection with the Business during the past twelve months. The Assets, other than as set forth on Schedule 4.5(a), comprise all assets the use of which is necessary for the continued conduct of the Business by Buyer as now being conducted by Seller and as conducted by Seller, except as set forth on Schedule 4.5(b), for the past twelve months.

                  4.6 CONTRACTS AND COMMITMENTS.

                  (a) CONTRACTS. Schedule 4.6 sets forth a complete and accurate list of all Contracts of the following categories:

                            (i) contracts not made in the ordinary course of
business;

                            (ii) employment contracts and severance agreements,
including, without limitation, Contracts that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer or Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                            (iii) labor or union contracts;

                            (iv) contracts related to any of the Proprietary
Rights;

                            (v) distribution, franchise, license, sales or
commission contracts;

                            (vi) partnership, joint venture or other agreements
or arrangements involving sharing of profits, expenses, or assets;

                            (vii) contracts or commitments to sell, lease or
dispose of assets other than in the ordinary course of business;

                            (viii) contracts containing covenants limiting the
freedom of Seller to engage in any line of business or compete with any person;

                            (ix) contracts involving expenditures or
liabilities, actual or potential, in excess of $10,000 or otherwise material to the Business or the Assets; and

                            (x) governmental or regulatory permits required to
conduct the Business as presently conducted.

  Seller has delivered to Buyer true, correct and complete copies of all of such Contracts, including without limitation, the Assumed Contracts, including all amendments and supplements thereto.

                  (b) ABSENCE OF BREACHES OR DEFAULTS. All of the Assumed Contracts are legal, valid, binding, enforceable in accordance with their terms and are in full force and effect. Seller has duly performed all of its obligations under the Assumed Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Assumed Contracts by

Seller or, to the Knowledge of Seller, any other party has occurred and neither Seller nor, to the Knowledge of Seller, any other party has repudiated any provisions thereof.

                  4.7 PERMITS. Seller has all Permits required to conduct the Business as now being conducted. All Permits of Seller are valid and in full force and effect and are listed on Schedule 4.7; PROVIDED that Buyer acknowledges that those Permits set forth on such schedule which have been marked with an asterisks (the "Non-Transferable Permits") are not transferable and such Non-Transferable Permits may be necessary for Buyer to obtain in order to operate the Business as contemplated hereby. No notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller or any Affiliate of Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, other than obtaining permits to replace Non-Transferable Permits or other Permits which may be required due solely to the specific nature and identity of Buyer. Schedule 4.7 sets forth all consents required for the assignment by Seller to Buyer of the rights, benefits and claims under the Assumed Contracts and for the valid transfer of the Assets and Business and consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.7, (a) none of the rights of Seller in the Assumed Contracts or Permits will be impaired by reason of the consummation of the transactions contemplated by this Agreement, and (b) all of the rights of Seller in the Assumed Contracts will be enforceable by Buyer after the Closing to the same extent as if the transactions contemplated hereby had not been consummated.

                  4.8 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, Permit, agreement, or other instrument or obligation (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (d) impose any Encumbrance, restriction or charge on the Assets or the Business except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate would not have a material adverse effect on the Assets, the Business or on the ability of Seller to consummate the transactions contemplated hereby, or (e) require any notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

                  4.9 BOOKS AND RECORDS. Seller has made and kept (and given Buyer access to) Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Business. Buyer acknowledges that it is not entitled to review or obtain any books and records of the Seller which do not relate to the Business.

                  4.10 LITIGATION. Except as set forth on Schedule 4.10, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending, or to the best of Seller's Knowledge, threatened or-anticipated (a) against, related to or affecting the Business or the Assets, or, with respect to the Business or the Assets, Seller or any employees, officers or directors of Seller as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or (c) in which Seller is a plaintiff and related to or affecting the Business or the Assets, including any derivative suits brought by or on behalf of Seller. Seller is not in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Business or the Assets or against Seller in connection with the Business or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Action which may have a material adverse effect on the Seller or the Business.

                  4.11 LABOR MATTERS. Seller is not a party to any labor agreement, with respect to the employees employed in the Business, with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. With respect to the Business, Seller is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice.

                  4.12 LIABILITIES. With respect to the Business or the Assets, there are no liabilities, obligations or commitments of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including, without limitation, Tax liabilities due or to become due, except liabilities, obligations or commitments reflected on or reserved against on the Balance Sheet dated September 30, 1999 or incurred in the ordinary course of business since September 30, 1999.

                  4.13 COMPLIANCE WITH LAW. Except as otherwise disclosed in Sections 4.19 and 4.20 hereof with respect to FDA regulatory matters and Environmental Health and Safety Laws, the Business has not been conducted in violation of, and is in compliance with, all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government including, without limitation, the Act, Environmental, Health and Safety Laws, and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, relating to the Assets or the Business or operations of Seller.

                  4.14 NO BROKERS. Neither Seller nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

                  4.15 NO OTHER AGREEMENTS TO SELL THE ASSETS. Neither Seller nor any of its officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer, dispose of or license any of the Assets or the Business (other than inventory in the ordinary course of business) or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

                  4.16     PROPRIETARY RIGHTS.

                  (a) PROPRIETARY RIGHTS. Schedule 4.16 lists all of Seller's domestic (federal or state) or foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Seller's patents and copyrights and all pending applications therefor in connection with the Business ("Registered or Pending Proprietary Rights"), all other trademarks and other marks, trade names and other trade rights or in which Seller has any interest whatsoever, and all other trade secrets, patents, trademarks, designs, plans, specifications, technical information and other proprietary rights, whether or not registered or created by or on behalf of Seller, that are used in connection with the Business (collectively, "Proprietary Rights"). True and correct copies of all patents, and all pending applications for patents, owned, controlled, created or used by or on behalf of Seller in connection with the Business have been provided to Buyer.

                  (b) ROYALTIES AND LICENSES. Except as set forth on Schedule 4.16, (i) no person (including any corporation, association or governmental agency) has a right to receive a royalty or similar payment in respect of any Registered or Pending Proprietary Rights whether or not pursuant to any contractual arrangements entered into by Seller or by virtue of any employment arrangement or co-inventorship with any third party, and (ii) Seller has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any of the Registered or Pending Proprietary Rights.

                  (c) OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. Except as set forth on Schedule 4.16, Seller owns and has the sole right to use each of the Registered or Pending Proprietary Rights. Except for applications pending, all of the patents, registered designs and trademarks listed in the Disclosure Schedule have been duly issued and all of the other Registered or Pending Proprietary Rights exist, are registered and are subsisting. There are no adverse third party actions or claims pending against Seller or any Affiliate thereof, in any court or by or before any government body or agency, or any written adverse third party allegations with respect to any Proprietary Right and none of the Proprietary Rights is involved in any other pending or threatened litigation. Seller has taken all reasonable and prudent steps to protect the Registered or Pending Proprietary Rights from infringement by any other firm, corporation, association or person. No other firm, corporation, association or person (i) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights or (ii) to the best of Seller's Knowledge, is infringing upon any such Proprietary Rights in any way. To the best of Seller's Knowledge, Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party, and no proceedings have been instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party. All of the Registered or Pending Proprietary Rights are valid and enforceable rights of Seller and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. Seller has disclosed to Buyer any and all material information of which it is aware concerning any potential restrictions on Buyer's right to sell products manufactured and marketed by Buyer in connection with the Business.

                  4.17 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, including, without limitation, the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Seller has disclosed all events, conditions and facts materially affecting the Business, the Assets, or the prospects and financial condition of the Business.

                  4.18 INVENTORY. Subject to any applicable reserves set forth on the Balance Sheet dated September 30, 1999, the Inventory is of good, usable and merchantable quality and condition and conforms with Seller's documented quality assurance processes. As of the Closing, the Inventory will include no obsolete or discontinued items.

                  4.19       FDA AND OTHER REGULATORY MATTERS.

                  (a) Except as set forth on Schedule 4.19(a) hereto, there are no unfulfilled outstanding agreements with or commitments to the FDA or any other regulatory body of any kind or character with respect to any Product; there are no adverse regulatory actions by the FDA or any other regulatory body (domestic or foreign) pending with respect to any Product; and Seller does not have any knowledge or information with respect to the initiation, pendency or threat by the FDA or other such regulatory body of any adverse regulatory action affecting any of the Products. Any Products manufactured or sold in the United States (i) are not misbranded or adulterated and (ii) have been produced in accordance with Good Manufacturing Practices, in each case within the meaning of the Act and any applicable FDA, state and local regulations.

                  (b) The submissions made by Seller to obtain any NDA or any other regulatory filing to be made with any foreign, federal, state or other regulatory agency with respect to the Products were made in good faith and contained accurate and complete data and information regarding the Products as required by applicable laws, rules and, regulations.

                  4.20      ENVIRONMENTAL, HEALTH AND SAFETY LAWS.

                  (a) Except as set forth on Schedule 4.20(a), Seller has at all times for the past two (2) years (i) complied with the Environmental, Health and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any such failure to comply), (ii) obtained and been in substantial compliance with all of the terms and conditions of all material permits, licenses and other authorizations which are required under the Environmental, Health and Safety Laws and (iii) complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental, Health and Safety Laws.

                  (b) There is no material liability related to the operation of the Business or the Assets (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and in connection with the Business or the Assets the Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any material liability, for damage to any site, location or body of water, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law.

                  4.21 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of or otherwise relating to the Business.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true, complete and correct:

                  5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Buyer is a party, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award , except, in the case of each of clauses (b) and (c) above, for such violations, conflicts, breaches, defaults, terminations or accelerations which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                  5.3 CONSENTS AND APPROVALS. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except in connection with the HSR Act.

                  5.4 AUTHORIZATION. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

                  5.5 NO BROKERS. Neither Buyer nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.



                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

                  Seller and Buyer each covenant with the other as follows:

                  6.1 FURTHER ASSURANCES. (a) Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to take, or cause to be taken, all actions and to do, or cause to be done, all reasonable things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below), (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing.

                  (b) In the event that Seller inadvertently transfers information regarding the Excluded Business, or assets solely related thereto, to Buyer, or Seller fails to transfer to Buyer information regarding the Business, or assets related thereto, the parties shall cooperate with each other to return or transfer such information or assets as is appropriate and protect the confidentiality thereof. Buyer shall keep Seller apprised of the general status of events pertaining directly to the Additional Payments and the anticipated payment thereof upon Seller's reasonable request and upon reasonable times, such requests to be made through Buyer's Representative.

                  6.2 NO SOLICITATION. (a) From the date hereof through the Closing or the earlier termination of this Agreement, Seller shall not, and shall cause its Representatives to not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale, assignment, transfer, disposition or licensing of all or a portion of the Assets (other than inventory in the ordinary course of business) or the Business (each such transaction being referred to herein as a "Proposed Acquisition Transaction").

                  (b) NOTIFICATION. Seller will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

                  6.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and
(b) any failure of Seller or any of its or Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

                  6.4 ACCESS TO INFORMATION. From the date hereof through the Closing, Seller shall, and shall cause its officers, employees and agents to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Assets, the Contracts and to all properties which the Business is conducted or the Assets are held, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request; provided that Buyer shall treat such information reasonably identified by Seller to be confidential, as confidential; and, PROVIDED further, that Seller may redact any information therefrom that relates to the Excluded Business and does not relate to the Business or Assets.

                  6.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, operate the Business in the ordinary course of the Business and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, from the date hereof through the Closing, Seller shall not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.4.

                  6.6 CONFIDENTIALITY. Each of Buyer and Seller shall, and shall cause its Affiliates to, treat as confidential and not disclose or use directly or indirectly, for their benefit or otherwise, in any manner whatsoever, or permit others under their control to disclose or to use, any information concerning the other party or its Affiliates or the Business and Assets obtained pursuant to or in connection with the transactions which are the subject matter of this Agreement unless such information is or becomes a matter of public knowledge through no fault of such party or its Affiliates. The provisions of this Section 6.6 shall survive the Closing and any termination of this Agreement.

                  6.7 PROPRIETARY RIGHTS. (a) With respect to the Proprietary Rights, Buyer shall be entitled from the date hereof until twelve months from the Closing Date, at no charge to Buyer, to consult with employees and other Representatives of Seller familiar with the manufacture or development of the Assets (including the Products), as well as suppliers of Seller (including without limitation, LTS), and such employees and Representatives shall take all such actions as shall be reasonable and appropriate to explain and communicate to Buyer regarding, and put Buyer in possession of and assist Buyer in understanding such Proprietary Rights, including cooperation with regulatory filings. Seller shall waive the applicable provisions of any secrecy, confidentiality or employment agreements that would otherwise restrict the ability of such employees, suppliers or Representatives to carry out the actions contemplated by the preceding sentence. Buyer shall use reasonable efforts to ensure that it and its employees and officers make all requests to consult with employees through the Seller's General Counsel's office. Seller shall not, and shall cause its

Affiliates to not, at any time prior to or after the Closing, disclose any of the Proprietary Rights to any person other than Buyer without the prior written consent of Buyer. Additionally, Seller shall be entitled from the date hereof until twelve months from the Closing Date, at no charge to Seller, to consult with former employees of Seller now employed by Buyer about Excluded Business or Excluded Assets on a reasonable basis; PROVIDED that consultation requiring any more than a de minimus amount of any such employee's time shall be considered unreasonable for purposes hereof. Seller shall use reasonable efforts to ensure that it makes all requests to consult with such former employees through Buyer's Representative.


                  (b) Seller, at its own expense and without charge to Buyer, shall execute, acknowledge and deliver to Buyer all such further papers, including without limitation, assignments and applications for patents, as may be necessary to enable Buyer to publish or protect the Proprietary Rights by patent or otherwise in any and all countries and to vest title to said patents in Buyer or its nominees, their successors or assigns, and shall render all such assistance as Buyer may require in any Patent Office proceeding or litigation involving said patents. Seller shall not be responsible for the payment of or registration fees or the fees of attorneys used by Buyer in connection with making such filings or registrations.

                  6.8 COVENANT NOT TO COMPETE. For a period of [CONFIDENTIAL TREATMENT REQUESTED] years following the Closing Date, except with respect to the [CONFIDENTIAL TREATMENT REQUESTED] Agreements that remain subject to Section
8.5 hereof, the Seller and its Affiliates (other than [CONFIDENTIAL TREATMENT REQUESTED]) will not directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, or permit its name to be used by or in connection with any business or organization which, directly or indirectly, competes with the Business, including any of the Products; PROVIDED HOWEVER, that this provision shall not restrict Seller from entering into a corporate partnership pertaining solely to the Excluded Business and such an arrangement will not be considered a violation of this Section 6.8. If the final judgment of any court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  6.9 ANCILLARY AGREEMENTS. Each party shall negotiate in good faith the terms of each Ancillary Agreement with respect to which agreement has not already been reached.

                  6.10 CONFIDENTIALITY AGREEMENTS. Seller shall, at the request of Buyer, enforce any Confidentiality Agreements entered into between Seller and certain other parties in connection with the Business, the contemplated sale of the Assets or the Assumed Liabilities; PROVIDED, that Buyer shall reimburse Seller for all costs, fees and expenses (including reasonable attorneys' fees) incurred at the direction of Buyer in connection with the enforcement of such agreements. Seller shall advise Buyer if Seller obtains knowledge of any material breach of any such Confidentiality Agreement.

                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

                   The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

                  7.1 REPRESENTATIONS. WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

                  7.2 NO PROCEEDINGS OR LITIGATION. No Action shall be pending before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                  7.3 CERTIFICATES. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

                  7.4 ASSUMPTION DOCUMENT. Buyer shall have executed and delivered to Seller the Assumption Document.

                  7.5 CONSENTS AND APPROVALS. All Permits (other than the Non-Transferable Permits) and waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer and all consents required for the assignment by Seller to Buyer of the rights, benefits and claims under the Assumed Contracts and for the valid transfer of the Assets (including the transfer of all necessary leases) and Business and consummation of the transactions contemplated hereby shall have been obtained or waived by Buyer. All waiting periods required under the HSR Act, if applicable, shall have expired or shall have been terminated and there shall be no administrative or judicial decree, judgment or other order that restricts, prevents, or prohibits the consummation of this Agreement.

                  7.6 ANCILLARY AGREEMENTS. Buyer shall have executed and delivered each of the Ancillary Agreements.

                                  ARTICLE VIII

                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

                  8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

                  8.2 CONSENTS AND APPROVALS. All Permits (other than the Non-Transferable Permits) and waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer and all consents required for the assignment by Seller to Buyer of the rights, benefits and claims under the Assumed Contracts and for the valid transfer of the Assets (including the transfer of all necessary leases) and Business and consummation of the transactions contemplated hereby shall have been obtained. All waiting periods required under the HSR Act, if applicable, shall have expired or shall have been terminated and there shall be no administrative or judicial decree, judgment or other order that restricts, prevents, or prohibits the consummation of this Agreement.

                  8.3 NO PROCEEDINGS OR LITIGATION. No Action shall be pending before any court or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by the Agreement, (ii) cause any of the transaction contemplated by this Agreement to be rescinded following the Closing or (iii) affect adversely the right of the Buyer to own, operate or control the Business or Assets (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                  8.4 CERTIFICATES. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

                  8.5 [CONFIDENTIAL TREATMENT REQUESTED]. Within [CONFIDENTIAL TREATMENT REQUESTED] months following Closing, Seller shall either (a) have terminated any and all of its obligations under the [CONFIDENTIAL TREATMENT REQUESTED] Agreements so that such agreements shall be of no further force and effect and no party (nor any successor to such party) to any such agreement shall have any claim (contractual or otherwise), obligation or demand against Seller or Buyer (or any successor thereof), or (b) fully indemnify Buyer against any claim, action, causes of action, suit, claim, cross-claim, demand, debt, damage, loss, cost or expense, whatsoever (contractual or otherwise) brought by any party (or any successor to such party), obligation or demand arising from any [CONFIDENTIAL TREATMENT REQUESTED] Agreement. Seller shall not grant any exclusive rights to [CONFIDENTIAL TREATMENT REQUESTED], or any other entity in connection with the activities set forth above, that would preclude Buyer from utilizing the Assets, including, without limitation, to any and all Proprietary Rights, in any manner whatsoever or in any field of use.

                  8.6 CONVEYANCING DOCUMENTS: RELEASE OF ENCUMBRANCES. Seller shall have executed and delivered each of documents described in Section 3.2 (a) hereof and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

                  8.7 ANCILLARY AGREEMENTS AND LTS SUPPLY AGREEMENTS. Seller shall have executed and delivered each of the Ancillary Agreements and the LTS Supply Agreement shall be in full force and effect.

                  8.8 EMPLOYMENT AGREEMENTS. Buyer may offer employment to those persons set forth on Schedule 8.8 hereto on terms substantially similar, except with respect to equity based programs, to those of such person's current employment with Seller. Seller shall waive the applicable provisions of any secrecy, confidentiality or employment agreements that would otherwise restrict the ability of such employees to enter into and carry out the actions contemplated by such employment arrangements. Except with respect to the employees set forth on Schedule 8.8, Buyer shall not, for a period of [CONFIDENTIAL TREATMENT REQUESTED] years, directly solicit any current employees of Seller; PROVIDED that such restriction shall not apply to indirect solicitation by Buyer such as in the form of a general advertisement.

                  8.9 RELEASE OF SECURITY INTEREST. Seller shall have delivered to Buyer a release of any and all security interests or other liens on the Proprietary Rights.

                  8.10 DRUG MASTER FILE. Seller shall transfer to Buyer the drug master file for EVRA that is on file with the FDA and all work in progress related thereto.

                  8.11 OPINIONS OF COUNSEL. Buyer shall have received an opinion of Richards, Layton & Finger, counsel to Seller, in form and reasonably substance satisfactory to Buyer, to the effect that approval from Seller's stockholders is not required in connection the execution, delivery and performance of this Agreement and the transactions contemplated hereunder.

                  8.12 LEASES. Seller shall have assigned the leases described on Schedule 8.12 to Buyer or otherwise transferred such to the satisfaction of Buyer.

                  8.13 [CONFIDENTIAL TREATMENT REQUESTED] NON-COMPETE. Seller shall have caused [CONFIDENTIAL TREATMENT REQUESTED]to have executed and delivered to Buyer a Non-Competition Agreement substantially in the form attached hereto as EXHIBIT L.

                  8.14 RESOLUTIONS. Seller shall have delivered to Buyer true and complete copies of the resolutions of its Board of Directors certified by its Secretary authorizing and approving the transactions contemplated hereby.

                                   ARTICLE IX

                                  RISK OF LOSS

                  9.1 RISK OF LOSS. From the date hereof through the Closing Date, all risk of loss or damage to the Assets shall be borne by Seller, and thereafter shall be borne by Buyer.

                                    ARTICLE X

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING

                  10.1     BOOKS AND RECORDS: TAX MATTERS.

                  (a) BOOKS AND RECORDS. Subject to any applicable limitation specified in Section 6.4, each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books, records, documents, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records, documents, information or employees for any reasonable business purpose. The party requesting any such items or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such items or employees. All information received pursuant to this Section 10.1(a) by either party shall be subject to the terms of Section 6.6 hereof.

                  (b) COOPERATION AND RECORDS RETENTION. Seller and Buyer shall
(i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

                   10.2 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of a party pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties made by such party pursuant to this Agreement. The representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto. All such representations and warranties and all claims and causes of action with respect thereto shall terminate upon the expiration of two
(2) years after the Closing Date (other than the provisions of Section 4.20, which shall survive in perpetuity). The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

                  10.3      INDEMNIFICATION.

                  (a) BY SELLER. Seller shall indemnify, save and hold harmless Buyer, its Affiliates and Subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including, without limitation, diminution in value), Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental, Health and Safety Law (including, without limitation, any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability; or (iv) any and all actions, suits, proceedings, demands, judgments, assessments and reasonable costs and expenses incident to any of the foregoing.

                   (b) BY BUYER. Buyer shall indemnify and save and hold harmless Seller, its Affiliates and Subsidiaries, and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) from and after the Closing, any Assumed Liability.

                   (c) DAMAGES. The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery.

                  (d) COOPERATION. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                  (e) DEFENSE OF CLAIMS. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.2, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
Section 10.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, if the remediation or resolution of any such Claim is reasonably expected to have an adverse effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

                  (f) BROKERS AND FINDERS. Pursuant to the provisions of this
 Section 10.3, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation-which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

                  (g) LIMITATIONS. Neither Buyer nor Seller shall be liable to the other under this Section 10.3 for any Damages until the aggregate amount otherwise due the party being indemnified exceeds an accumulated total of Two Hundred and Fifty Thousand Dollars ($250,000), at which point the indemnifying party will be obligated to indemnify the other party from and against all such Damages relating back to the first dollar. The foregoing limitation on indemnification shall not apply with respect to Damages incurred in connection with, arising out of, resulting from or incident to any Excluded Liability,
Section 10.3(f) hereof or a breach of any representation or warranty contained in Sections 4.19 or 4.20 hereof.

                  (h) REPRESENTATIVES. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.3. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

                   10.4 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of
Section 10.3 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

                  10.5 ARBITRATION. (a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution, or successor ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in San Francisco, CA.

                  (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. There shall be no EX PARTE communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

                  (c) The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

                  (d) In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.

                  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

                  (e) In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph
(c) above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph c schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph (c) schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

                  (f) The arbitrator(s) must render their award by application of the substantive law of New Jersey and are not free to apply "amiable compositeur" or "natural justice and equity." The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

                  (g) The United States District Court for the District in which the arbitration is held may enter judgment upon any award. In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the court shall vacate, modify or correct any award (including remanding to the arbitrators for further proceedings) where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, the court will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief, or which neither rejects a claim in excess of that amount or for that relief, may be vacated, modified or corrected only pursuant to the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the review specified herein, and the entry of judgment on any award. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

                  (h) In the event the expanded judicial review provided for under paragraph (g) above is not available from the court as a matter of law, the party unable to obtain such review may instead obtain review of the arbitrators' award or decision by a single appellate arbitrator (the "Appeal Arbitrator") selected from the CPR list of Distinguished Neutrals and pursuant to selection procedures specified in paragraph d above. If CPR cannot provide such services, the parties will together select another provided of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in this paragraph. Any such review must be initiated within thirty (30) days following the date the court declines the expanded review specified in paragraph g above. In the event timely review is sought, the Appeal Arbitrator will make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date the court declines the expanded review specified in paragraph (g); whereas, the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the court declines the expanded review specified in paragraph (g), and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

                  (i) Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the STATUS QUO, or preserve the subject matter of the arbitration.

                  (j) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

                  (k) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR MULTIPLIED DAMAGES FROM THE OTHER.

                  (l) EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS' FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.


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

                  10.6  MEDIATION.

                  (a) Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in San Francisco, CA and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

                  (b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

                  (c) The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows:
CPR shall provide the parties with a list of at least 15 names. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list. The parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

                  (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances may the commencement of arbitration under
Section 10.5 above be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties.

                  (e) Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

                  (f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the STATUS QUO, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

                  10.7 RETENTION BONUS PAYMENTS. Buyer and Seller shall each be responsible for payment of [CONFIDENTIAL TREATMENT REQUESTED] of the total obligations set forth on Schedule 10.7 hereto and any applicable payroll taxes thereon, the payments of such amounts to be reconciled at Closing. Other than as set forth on Schedule 10.7 hereto, to the extent that any employees of Seller are entitled to retention bonuses under that portion of Seller's retention bonus plan that provides for payment of such bonuses following the Closing, Seller shall give written notice to Buyer of the amount of such bonuses and the names of each such employee entitled thereto within 5 business days prior to the date such bonuses are required to be paid. Prior to the date on which such bonuses are due, Seller shall provide Buyer with funds to pay such bonuses due by Seller, which funds, when received by Buyer, shall promptly be applied by Buyer to pay the bonuses specified in Seller's notice. Seller agrees to indemnify Buyer for any damages which Buyer may incur, including, without limitation, any expenses incurred by Buyer relating to the payment of any Taxes, in connection with the payment of such bonuses.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 (a) TERMINATION. This Agreement may be terminated at any time prior to Closing:

                  (i) By mutual written consent of Buyer and Seller;

                  (ii) By Buyer or Seller if the Closing shall not have occurred on or before [CONFIDENTIAL TREATMENT REQUESTED]; PROVIDED, HOWEVER, that this provision shall not be available to Buyer if on such date Seller may terminate this Agreement pursuant to clause (iv) of this Section 11.1, and this provision shall not be available to Seller if on such date Buyer may terminate this Agreement pursuant to clause (iii) of this Section 11.1;

                  (iii) By Buyer upon written notice (A) at any time prior to the Closing, if Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall be continuing, or if any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate in any material respect when made; PROVIDED, HOWEVER, Buyer shall give Seller 30 days to cure any such failure to so comply or any such inaccuracy under this Agreement; or (B) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Article VIII shall not have been fulfilled (unless the failure results primarily from Buyer itself breaching any representation, warranty, covenant or agreement contained this Agreement); PROVIDED, HOWEVER, that in the event that Buyer shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, Buyer shall be required to give Seller prior notice that it intends to terminate this Agreement as a result of such inaccuracy and Seller shall have a reasonable period of time, not to exceed 30 days, to cure such inaccuracies.

                  (iv) By Seller upon written notice (A) at any time prior to the Closing, if Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure shall be continuing, or if any one or more of the representations or warranties of Buyer contained in this Agreement shall prove to have been inaccurate in any material respect when made; PROVIDED, HOWEVER, Seller shall give Buyer 30 days to cure any such failure to so comply or any such inaccuracy under this Agreement; or (B) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Article VII shall not have been fulfilled (unless the failure results primarily from Seller itself breaching any representation, warranty, covenant or agreement contained this Agreement); PROVIDED, HOWEVER, that in the event that Seller shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, Seller shall be required to give Buyer prior notice that it intends to terminate this Agreement as a result of such inaccuracy and Buyer shall have a reasonable period of time, not to exceed 30 days, to cure such inaccuracies.

                  (b) In the event of termination of this Agreement: (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the provisions of Section 6.6 shall continue in full force and effect; and (iii) no party hereto shall have any liability or further obligation to any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this
Section 11.1(b), except for any willful breach by such party of this Agreement occurring prior to the proper termination of this Agreement.

                  11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights and obligations to a direct or indirect wholly-owned subsidiary of (or any partnership controlled by) Johnson & Johnson, a New Jersey corporation, or to any Affiliate of Buyer; PROVIDED that such assignment shall not relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                  11.3 NOTICES: TRANSFER OF FUNDS. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to Seller, addressed to:

                           Cygnus, Inc.
                           400 Penobscot Drive
                           Redwood City, CA 94063
                           Attention:  President and Chief Executive Officer
                           Tel: (650) 599-2581
                           Fax: (650) 599-3972

                  With a copy to Seller's General Counsel at the same address,


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

                           Tel: (650) 599-2527
                           Fax: (650) 599-3913


                  If to Buyer, addressed to:

                            Ortho-McNeil Pharmaceutical, Inc.
                           U.S. Route 202
                           Raritan, NJ  08869
                           Attention:
                           Telecopy:

                  With a copy to:

                            Johnson & Johnson
                            Office of General Counsel
                            One Johnson & Johnson Plaza
                            New Brunswick, NJ 08933
                            Attention: General Counsel
                            Tel: (908) 524-1249
                            Fax: (908) 524-2788

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  11.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New Jersey without reference to the choice of law provisions thereof.

                   11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. (a) This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                   (b) Upon the Closing, the Existing Supply Agreement shall terminate in its entirety, with no obligations or rights to either party remaining. All payments due to Seller under the Existing Supply Agreement as set forth on Schedule 11.5(b) hereto, shall be paid by Buyer on the Closing Date. Seller will send Buyer a closing balance five (5) business days prior to the Closing Date.

                  11.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.7 EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

                  11.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  11.9 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  11.10 PUBLIC STATEMENTS AND PRESS RELEASES. The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; PROVIDED, HOWEVER, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) business days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                             ORTHO-MCNEIL PHARMACEUTICAL,
                                             INC.

                                             By:     /s/ Robert  O'Neil
                                                     ---------------------------
                                                     Robert O'Neil


                                             CYGNUS, INC.

                                             By:     Craig W. Carlson
                                                     ---------------------------
                                                     Name:  Craig W. Carlson
                                                     Title:  CFO

                                    EXHIBITS


EXHIBIT A                    Assumed Contracts
EXHIBIT B                    Form of Confidentiality Agreement
EXHIBIT C                    Description of Business
EXHIBIT D                    Form of Indemnity Escrow Agreement
EXHIBIT E                    Form of LTS Escrow Agreement
EXHIBIT F                    Products
EXHIBIT G                    Sanofi Side Letter
EXHIBIT H                    Form of Transition Agreement
EXHIBIT I                    Form of Bill of Sale
EXHIBIT J                    Form of Assignment and Assumption
EXHIBIT K                    Form of Assignment of Patent and Trademarks
EXHIBIT L                    Form of Non-Competition Agreement